Exhibit 99.1

FOR IMMEDIATE RELEASE:

Contact:	Curtis A. Sampson, Chairman of the Board Telephone: 952-996-1674

Communications Systems, Inc. Announces Changes in Business Structure, Management Changes and Actions to Enhance Shareholder Value

Minnetonka, Minnesota – September 4, 2013 ― Communications Systems, Inc. (NASDAQ: JCS), a telecommunications products and managed services provider, today announced a series of actions that it has taken to increase revenues and improve profitability, particularly at its Transition Networks (TN) business unit. These actions stem from recommendations by a special committee of the Board led by Company director Roger H.D. Lacey following the completion of the first phase of a Board commissioned review of the operations and recent financial performance of Company’s three business units, Suttle, TN and JDL Technologies (JDL).

Based on the recommendations of the special committee, the Board has approved a plan under which Communications Systems, Inc., as parent company of the enterprise, will change its business structure to operate primarily as a holding company that monitors and supports its three business units. Under this new structure Suttle, TN and JDL will each operate with a high degree of autonomy in all areas of their respective businesses, including sales, marketing, new product development and personnel management. Also, under this new structure, certain positions at the parent company level will be eliminated and functions associated with those positions will be assumed by the respective subsidiaries. In addition, the Company will more fully allocate indirect costs previously reported at the parent level. The Board believes this approach, emphasizing greater accountability of business unit leaders and more directly recognizing business unit performance, will energize each business unit to improved levels of financial performance.

The Company also announced several management changes, including changes related to the new parent company structure approved by the Board. Given the Board’s decision to reduce the role of parent company staff, Mr. William G. Schultz has resigned as the Company’s CEO and as a director, but will continue to provide consulting services to the Company. To fill this vacancy, until further action by the Board, the Company’s Chairman, Curtis A. Sampson, has been appointed interim CEO. Second, Edwin C. Freeman, a company director and chair of the Company’s audit committee, has been appointed as the Company’s Chief Financial Officer. Third, director Roger H. D. Lacey has been appointed Vice Chair of the Board. Finally, concurrent with these appointments, the Company’s Board approved establishing an “Office of the Chair” to oversee the parent company’s monitoring and support of Suttle, TN and JDL. The Office of the Chair will be comprised of Mr. Sampson, Mr. Lacey, and Mr. Freeman, with Mr. Freeman serving full-time and Mr. Sampson and Mr. Lacey each serving primarily in a part-time, consultative role. Within this structure they will assume executive responsibilities typically performed by a full-time CEO.

In addition to changes to the structure and role of the parent company, the Board has also taken steps to strengthen and rebuild TN. TN was a strong contributor to the Company’s revenues and profitability prior to 2012, but since then its performance has been and continues to be adversely affected by a number of external challenges reported by the Company in its recent press releases and SEC filings. Despite these challenges, the special committee in its report to the Board concluded that TN may be able to capitalize on a number of significant market opportunities and achieve increasing levels of revenue and profitability if it reorganizes and refocuses its internal staff, and makes strategic investments in additional marketing, sales and product development staff. The Board has approved in principle making these strategic investments, and expects to fund a portion of their cost by savings derived from the business structure changes discussed above.

Curtis A. Sampson, the Company’s Board Chair and Interim CEO commented: “While difficult decisions for the Board, we believe the changes we have taken to restructure our parent company as a holding company and to focus on individual business unit performance is in the best interest of our shareholders and will increase shareholder value. In particular, it is difficult to announce Bill Schultz’s resignation. Since joining us in May 2000, he has made many important contributions both at Transition and as an officer of CSI. We are grateful for this and are pleased that he will continue to be available to us as a consultant.”

Mr. Sampson added: “As we look ahead, I am pleased that I will be joined by Roger Lacey and Ed Freeman in the Office of the Chair structure we have established to oversee the operations of our three subsidiaries. Roger recently retired as Senior Vice President for Strategy and Development at 3M and will bring a wealth of experience in data communications and telecommunications to our focus on rebuilding TN. Ed has been a director since 1988 and has chaired the Board’s Audit Committee almost that entire time. He will definitely ‘hit the ground running’ as our CFO given his extensive knowledge of the Company’s operations and finances.”

Cautionary Statement

From time to time, in reports filed with the Securities and Exchange Commission, in press releases, and in other communications to shareholders or the investing public, Communications Systems Inc. may make forward-looking statements concerning possible or anticipated future financial performance, business activities or plans which are typically preceded by the words "believes," "expects," "anticipates," "intends" or similar expressions. For these forward-looking statements, the Company claims the protection of the safe harbor for forward-looking statements contained in federal securities laws. Shareholders and the investing public should understand that these forward-looking statements are subject to risks and uncertainties, including those disclosed in our periodic filings with the SEC, which could cause actual performance, activities or plans after the date the statements are made to differ significantly from those indicated in the forward-looking statements when made.

About Communications Systems

Communications Systems, Inc. provides physical connectivity infrastructure and services for global deployments of broadband networks. Focusing on innovative, cost-effective solutions, CSI provides customers the ability to deliver, manage, and optimize their broadband network services and architecture. From the integration of fiber optics in any application and environment to efficient home voice and data deployments to optimization of data and application access, CSI provides the tools for maximum utilization of the network from the edge to the user. With partners and customers in over 50 countries, CSI has built a reputation as a reliable global innovator focusing on quality and customer service.